                                                                EXHIBIT 99.1





FOR IMMEDIATE RELEASE
---------------------

                    DECISIONONE HOLDINGS TO BE RECAPITALIZED BY DLJ
                             MERCHANT BANKING PARTNERS II
                    -----------------------------------------------

         NEW YORK, NY. MAY 5, 1997 - DecisionOne Holdings Corp. (Nasdaq:DOCI) and Donaldson, Lufkin & Jenrette, Inc. (NYSE: DLJ), announced today that DecisionOne and an affiliate of DLJ Merchant Banking Partners II (and affiliated funds) have signed a definitive merger agreement. Pursuant to this agreement over 85 percent of the common stock of DecisionOne will become owned by DLJ Merchant Banking Partners II.

        Under the terms of the agreement, the holders of each share of common stock of DecisionOne can elect to receive $23 per share in cash for such shares or to retain such share of stock in the surviving entity. If holders elect to retain fewer than 1,474,345 shares, or approximately 5.3 percent of the currently outstanding common stock, then the difference between the stock electing shares and 1,474,345 will be distributed pro rata among those electing cash.

         The transaction, which is estimated to have a value of approximately $924 million, including refinancing of existing indebtedness, is subject to terms and conditions customary in transactions of this type, including approval by DecisionOne shareholders and expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and will be treated as a recapitalization for accounting purposes. Subject to various exceptions, the agreement places certain restrictions on the Company's ability to pursue alternate transactions.

         Debt financing for the recapitalization is expected to be provided or arranged by DLJ Senior Debt Fund and Donaldson, Lufkin & Jenrette Securities Corporation.

         DLJ Merchant Banking Partners II announced that it has entered into a voting agreement in support of the recapitalization with respect to 8,345,349 shares of the voting stock of DecisionOne, which constitutes approximately 30 percent of the outstanding DecisionOne shares, with Welsh, Carson, Anderson & Stowe and J.H. Whitney & Co., DecisionOne's two largest shareholders. Such agreement terminates upon termination of the Merger Agreement or, in the event of certain acquisition proposals by third parties, four months after any such termination.

         Headquartered in Frazer, PA, DecisionOne is the largest independent provider of multi-vendor computer maintenance and technology support services in North America. The Company provides services for a broad range of computing environments, ranging from the data center to the desktop. With more than 6,000 employees, DecisionOne supports in excess of 15,000 hardware products from more than 1,000 original equipment manufacturers, as well as greater than 150 shrink-wrapped software applications. For more information on DecisionOne's services, refer to the DecisionOne web site at http//www.decisionone.com.

         Kenneth Draeger, Chairman and CEO of DecisionOne, stated, "We believe that this agreement with DLJ Merchant Banking is strongly in the interest of our shareholders. With their experience and financial resources, DLJ Merchant Banking will be a valuable partner in DecisionOne's future growth."

         "Our current management team will continue to be responsible for the operations and business management of DecisionOne," said Steve Felice, DecisionOne President. "With our new relationship with DLJ Merchant Banking, we will continue to execute our business strategies and successfully meet our commitment to our customers and employees."

         Peter Grauer, Managing Director of DLJ Merchant Banking Partners II, said, "DecisionOne is the largest independent multi-vendor service and support company for the computer industry. It is a market leader with an excellent management. We are very excited about our participation with Chairman Ken Draeger, President Steve Felice and their team. Our strategy is to help them continue their aggressive growth plan."

         DLJ Merchant Banking Partners II, a $3 billion fund dedicated to private equity and equity-related investments which closed in late 1996, seeks significant capital appreciation through domestic and international investments in common or preferred stock and debt or other securities in leveraged acquisitions and corporate joint ventures.

         Donaldson, Lufkin & Jenrette, Inc. is a leading integrated investment and merchant bank that serves institutional, corporate, governmental and individual clients. DLJ's businesses include securities underwriting; sales and trading; investment and merchant banking; financial advisory services; investment research; correspondent brokerage services; on-line brokerage services; and asset management. Founded in 1959 and headquartered in New York City, DLJ employs approximately 6,000 individuals worldwide and maintains offices in 12 cities in the United States, and 11 cities in Europe, Latin America, Asia and South Africa.

        A proxy statement/prospectus with respect to the transaction is expected to be mailed to shareholders of DecisionOne in July.

                            *          *          *